Exhibit 99.2

FOURTH QUARTER AND FISCAL YEAR 2023
FINANCIAL RESULTS AND SHAREHOLDER LETTER

A LETTER FROM OUR CHAIRMAN AND CEO

RH REPORTS FOURTH QUARTER AND FISCAL YEAR 2023 RESULTS

FISCAL 2023 HIGHLIGHTS

GAAP Net Revenues of $3.029B, GAAP Operating Margin of 12.1%, Adjusted Operating Margin of 13.0%, GAAP Net Income of $128M, Adjusted Net Income of $147M, Adjusted EBITDA Margin of 18.2%

FOURTH QUARTER 2023 HIGHLIGHTS

GAAP Net Revenues of $738M, GAAP Operating Margin of 8.7%, Adjusted Operating Margin of 9.1%, GAAP Net Income of $11M Adjusted Net Income of $14M, Adjusted EBITDA Margin of 15.3%

Please see the tables below for reconciliations of all GAAP to non-GAAP measures referenced in this press release.

There are no adjustments to GAAP net revenues in any period presented in this press release.

TO OUR PEOPLE, PARTNERS AND SHAREHOLDERS,

Fiscal 2023 was a year of adversity, innovation, and investment for team RH as we faced the most challenging housing market in three decades while investing in the most compelling product transformation and platform expansion in our history. We have positioned the RH brand to gain significant market share in 2024 and beyond while building the foundation for our global expansion across the United Kingdom, Europe, Australia and the Middle East over the next several years.

While aggressively investing during a downturn has put pressure on short-term results, it also positions us to capitalize on the long-term opportunities that present themselves during times of disruption and dislocation.

We’ve demonstrated our confidence in our strategy by repurchasing 7.6 million shares of our stock during fiscal 2022 and 2023, representing approximately 35 percent of the shares outstanding and believe that investment will create meaningful long-term value for our shareholders.

Turning to our fourth quarter and full year results, revenue was negatively impacted by $40 million in the fourth quarter due to the severe January weather and shipping delays related to the ongoing conflict in the Red Sea. We do expect the majority of the deferred revenue will be realized in 2024 when transit times normalize.

Adjusted operating margin was 9.1% and 13.0%, and adjusted EBITDA margin was 15.3% and 18.2% for the fourth quarter and the full year, respectively, reflecting deleverage from lower revenues, increased markdowns to support our product transformation and investments in international expansion.

EVERY ACT OF CREATION IS FIRST AN ACT OF DESTRUCTION − Pablo Picasso

We have spent the past eighteen months destroying the former version of ourself and are in the process of unleashing what we believe is an exponentially more inspiring and disruptive RH brand, inclusive of the most prolific product transformation and platform expansion in the history of our industry.

Our Product Transformation Plans for 2024 Include:

The launch of our new RH Outdoor Sourcebook, the most dominant and disruptive collection of luxury outdoor furniture in the market arrived in homes late February through mid-March with 14 new collections. The initial response has been exceptional, and we expect to gain significant market share in fiscal 2024.

1	FOURTH QUARTER AND FISCAL 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

The unveiling of our new RH Modern Sourcebook is scheduled to be in-home late April through early May with 30 new collections across living, dining, bedroom and bathroom including original designs from the Harvey Probber estate, one of the most influential modern designers of the past century. We expect the launch of RH Modern will further accelerate our demand trends in the second quarter and throughout the second half of 2024.

The second mailing of our new RH Interiors Sourcebook is planned to be in home late May through early June with new collections and improved in-stocks, which should also provide an additional lift to demand in the second quarter and continue to build through the second half of 2024.

We will be mailing an updated RH Contemporary Sourcebook in late July through early August with new collections and a compelling value proposition, which we believe will also accelerate demand trends.

A second mailing of the RH Modern Sourcebook and third mailing of our RH Interiors Sourcebook are expected in the second half of 2024 with additional new collections, refreshed Galleries and improved in-stocks.

These mailings will result in a doubling of our Sourcebook circulation and customer contacts in 2024 versus 2023. Our data would suggest the increased number of contacts alone should provide another lift factor for our business.

We are also increasing print and digital advertising across major home design publications in 2024. You will see our ads in Architectural Digest, Elle Decor, Veranda, Gallerie, World of Interiors, Luxe Interiors and Design, Business of Home, The Financial Times, plus The Wall Street Journal and T Magazine design issues.

As you know, we acquired Waterworks in 2016, arguably the most desired brand in the luxury bath and kitchen category. The Waterworks team has done an outstanding job over the past seven years, further elevating the brand and building a highly profitable business model that can scale.

Waterworks, like most other luxury brands in the home space, generate the vast majority of their revenues from the trade market, selling to architects, designers, developers and builders. While RH has a significant trade business, the vast majority of our revenues are generated by consumers. We believe there is a significant opportunity to amplify the Waterworks business on the RH platform by exposing the brand to a much larger audience, similar to how we’ve expanded other mostly trade focused businesses and brands over the years.

Our plan is to launch with a 3,500 square foot Waterworks Showroom in our newest and largest Design Gallery in Newport Beach, California, opening in the fourth quarter of 2024. We will also be developing a Waterworks Sourcebook with plans for a test mailing in 2025. Waterworks today is just shy of a $200 million dollar business with mid-to-high teens EBITDA margin that we believe has the potential to become a billion-dollar global brand on our platform.

Let me shift your attention to the expansion of our platform. Our plan to expand the RH brand globally, address new markets locally, and transform our North American Galleries represents a multi-billion-dollar opportunity.

Our Platform Expansion Plans for 2024 Include:

The opening of five North American Design Galleries including Cleveland, which opened last week, Palo Alto, Raleigh, Newport Beach and Montecito, all with integrated RH Interior Design Offices, restaurants and wine bars.

The opening of our first RH Interior Design Studio in Palm Desert, California. We believe there is an opportunity to address new markets locally by opening Design Studios in neighborhoods, towns and small cities where the wealthy and affluent live, visit and vacation, as well as augmenting some of our Design Galleries in larger markets with additional design services in stand-alone Design Studios.

We will also be opening two International Galleries, one in Brussels, which opened last week, and Madrid, opening this Summer. Both Galleries are located in beautiful historical buildings that elevate our product and render our brand more valuable.

Unfortunately, RH Paris has been delayed until Spring of 2025 due to construction restrictions relating to preparations for the Olympic Games this Summer.

We are also pleased to announce RH Sydney, The Gallery in Double Bay, a five-story development with a rooftop restaurant and wine bar, received council approval last month with plans to open in Fall of 2026 in what we believe is the most vibrant and desirable location in Australia.

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OUTLOOK

While we expect business conditions to remain challenging until interest rates ease and the housing market begins to rebound, we expect our demand trends to accelerate throughout fiscal 2024.

Due to the extensive transformation of our assortment, we do expect revenue to lag demand during the year by approximately 4 to 8 points until we read and react to the new collections, reduce backorders and shorten special order lead times. Therefore, we will be guiding and reporting both demand and revenue growth each quarter during fiscal 2024 so shareholders and investors can accurately analyze the business.

We believe it’s also important to note that we are forecasting to end the year with an increased backlog of approximately $110 to $130 million due to revenue lagging demand throughout 2024, which will negatively impact operating margin and adjusted EBITDA margin by approximately 140 basis points for the year. Additionally, investments and startup costs to support our international expansion are estimated to be an approximate 200 basis point drag for 2024.

For fiscal 2024, we are forecasting demand growth of 12% to 14% and revenue growth of 8% to 10% on a 52 versus 52-week basis. We are forecasting adjusted operating margin in the range of 13% to 14% and adjusted EBITDA margin in the range of 18% to 19%.

For the first quarter of fiscal 2024 we are forecasting demand growth of positive mid-single digits and revenues of negative low-single digits. We are forecasting adjusted operating margin in the range of 6% to 7% and adjusted EBITDA margin in the range of 12% to 13%.

Note: The 53rd week of fiscal 2023 contributed approximately $50 million in revenues.

RH BUSINESS VISION & ECOSYSTEM − THE LONG VIEW

We believe, “There are those with taste and no scale, and those with scale and no taste,” and the idea of scaling taste is large and far reaching.

Our goal to position RH as the arbiter of taste for the home has proven to be both disruptive and lucrative, as we continue our quest to build the most admired brand in the world.

Our brand attracts the leading designers, artisans and manufacturers, scaling and rendering their work more valuable across our integrated platform, enabling RH to curate the most compelling collection of luxury home products on the planet.

Our efforts to elevate and expand our collection will continue with the introductions of RH Couture, RH Bespoke, RH Color, RH Antiques & Artifacts, RH Atelier and other new collections scheduled to launch over the next decade.

Our plan to open immersive Design Galleries in every major market will unlock the value of our vast assortment, generating revenues of $5 to $6 billion in North America, and $20 to $25 billion globally.

Our strategy is to move the brand beyond curating and selling product to conceptualizing and selling spaces, by building an ecosystem of Products, Places, Services and Spaces that establishes the RH brand as a global thought leader, taste and place maker.

Our products are elevated and rendered more valuable by our architecturally inspiring Galleries, which are further elevated and rendered more valuable by our interior design services and seamlessly integrated hospitality experience.

Our hospitality efforts will continue to elevate the RH brand as we extend beyond the four walls of our Galleries into RH Guesthouses, where our goal is to create a new market for travelers seeking privacy and luxury in the $200 billion North American hotel industry. Additionally, we are creating bespoke experiences like RH Yountville, an integration of Food, Wine, Art & Design in the Napa Valley, RH1 and RH2, our private jets, and RH3, our luxury yacht that is available for charter in the Caribbean and Mediterranean where the wealthy and affluent visit and vacation. These immersive experiences expose new and existing customers to our evolving authority in architecture, interior design and landscape architecture.

This leads to our long-term strategy of building the world’s first consumer-facing architecture, interior design and landscape architecture services platform inside our Galleries, elevating the RH brand and amplifying our core business by adding new revenue streams while disrupting and redefining multiple industries.

Our strategy comes full circle as we begin to conceptualize and sell spaces, moving beyond the $170 billion home furnishings market into the $1.7 trillion North American housing market with the launch of RH Residences − fully furnished luxury homes, condominiums and apartments with integrated services that deliver taste and time value to discerning time-starved consumers.

3	FOURTH QUARTER AND FISCAL 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

The entirety of our strategy comes to life digitally with The World of RH, an online portal where customers can explore and be inspired by the depth and dimension of our brand.

Our authority as an arbiter of taste will be further amplified when we introduce RH Media, a content platform that will celebrate the most innovative and influential leaders who are shaping the world of architecture and design.

Our plan to expand the RH ecosystem globally multiplies the market opportunity to $7 to $10 trillion, one of the largest and most valuable addressed by any brand in the world today. A one percent share of the global market represents a $70 to $100 billion opportunity.

Our ecosystem of Products, Places, Services and Spaces inspires customers to dream, design, dine, travel and live in a world thoughtfully curated by RH, creating an emotional connection unlike any other brand in the world.

Taste can be elusive, and we believe no one is better positioned than RH to create an ecosystem that makes taste inclusive and, by doing so, elevating and rendering our way of life more valuable.

NEVER UNDERESTIMATE THE POWER OF A FEW GOOD PEOPLE WHO DON’T KNOW WHAT CAN’T BE DONE

For the past 23 years we’ve heard others tell us what can’t be done, and for the past 23 years we’ve failed… to listen.

We avoided bankruptcy while being accused of lunacy. While others have been shrinking and closing stores, we’ve been building the largest and most inspiring spaces in the world. When Wall Street didn’t think our stock was worth buying, we bought 60% of it ourselves. When everyone told us we should be working from home, we were in the Center of Innovation working on rebuilding our new home, and it’s almost ready for primetime.

From the largest product transformation in our history, to the most inspiring retail experiences in the world. From couches to caviar, beds to bellinis, architecture to airplanes, homes to hotels (Guesthouses). From Pittsburgh to Paris, Los Angeles to London, Boston to Brussels, Miami to Munich, and San Francisco to Sydney.

Soon the world will be within our reach.

Never underestimate the power of a few good people who don’t know what can’t be done.

Especially these people.

Onward Team RH.

Carpe Diem,

Gary Friedman

Chairman & Chief Executive Officer

Note: Demand is an operating metric that we use in reference to the dollar value of orders placed (orders convert to net revenue upon a customer obtaining control of the merchandise), and excludes exchanges and shipping fees. RH Core demand represents the demand generated from the RH brand excluding RH Baby & Child, RH Teen, RH Contract, RH Hospitality, RH Outlet, Membership and Waterworks. Total Company demand represents the demand generated from all of our businesses, inclusive of sales from RH Outlet and RH Hospitality.

4	FOURTH QUARTER AND FISCAL 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

NON-GAAP FINANCIAL MEASURES

To supplement our consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), we use the following non-GAAP financial measures: adjusted net revenues, adjusted operating income, adjusted net income, adjusted diluted net income per share, free cash flow, adjusted free cash flow, adjusted operating margin, adjusted gross margin, adjusted gross profit, adjusted selling, general and administrative expenses, adjusted selling, general and administrative expenses margin, adjusted capital expenditures, EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, trailing twelve months EBITDA and trailing twelve months adjusted EBITDA (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and to adjust for the impact of income tax items related to such adjustments to our GAAP financial statements. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. We believe that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by senior leadership in its financial and operational decision making. The non-GAAP financial measures we use in this release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies. For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP financial measures tables in this release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

5	FOURTH QUARTER AND FISCAL 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the federal securities laws, including without limitation,  statements regarding our outlook for fiscal 2024, including with respect to net revenues and adjusted operating margin; our expectations regarding the housing market; our expectations regarding market share gains in 2024 and beyond; our plans regarding global expansion including over the next several years; our belief that aggressive investing during a downturn positions us to capitalize on certain long-term opportunities; our belief that our investments including our share repurchases will create meaningful long-term value for our shareholders; our expectations regarding the realization of deferred revenue in 2024; our belief that our product transformation plans represent the most prolific product transformation and platform expansion in the history of our industry; our beliefs and expectations regarding the luxury outdoor furniture market; our plans and expectations regarding new product launches, including our RH Outdoor Sourcebook, RH Modern Sourcebook, RH Interiors Sourcebook and RH Contemporary Sourcebook; our expectations regarding Sourcebook circulation and customer contacts in 2024 versus 2023; our plans to increase print and digital advertising across major home design publications in 2024; our belief that there is a significant opportunity to amplify the Waterworks business on the RH platform; our plans and expectations with respect to Waterworks, including the development of a Waterworks Sourcebook, and the potential of Waterworks to become a billion-dollar global brand; our belief that our platform expansion plans represent a multi-billion dollar opportunity; our plans and expectations regarding platform expansion for 2024, including with respect to the openings of North American Design Galleries with integrated RH Interior Design Offices, restaurants and wine bars, our first RH Interior Design Studio in Palm Desert, California, our international Galleries in Madrid, RH Paris, and RH Sydney, The Gallery in Double Bay; our belief that there is an opportunity to address new markets locally by opening Design Studios in neighborhoods, towns and small cities where the wealthy and affluent live, visit and vacation as well as augmenting Design Galleries in larger markets with additional design services in stand-alone Design Studios; our expectations regarding business conditions and demand trends throughout fiscal 2024; our plans and expectations and reporting of demand and revenue each quarter of fiscal 2024; our forecasts and outlook for fiscal 2024 including among other matters increased backlog, investments and startup costs to support our international expansion, demand growth, revenue growth, adjusted operating margin, and adjusted EBITDA margin; our plan to open Design Galleries in every major market, generating revenues of $5 to $6 billion in North America, and $20 to $25 billion globally; our goal to position RH as the arbiter of taste for the home; our beliefs with respect to the RH brand and our products; our strategy to move the brand beyond curating and selling product to conceptualizing and selling spaces by building an ecosystem of Products, Places, Services and Spaces that establishes the RH brand as a global thought leader, taste and place maker; our beliefs regarding the impact of our Galleries, interior design services, and hospitality experiences on our products; our plans and expectations regarding our hospitality efforts, including RH Guesthouses, RH Yountville, RH1 and RH2, our private jets, and RH3, our luxury yacht; our goal to create a new market for travelers seeking privacy and luxury in the $200 billion North American hotel industry; our long-term strategy of building the world’s first consumer-facing architecture, interior design and landscape architecture services platform inside our Galleries; our plans and expectations regarding the launch of RH Residences; the entirety of our strategy coming to life digitally with The World of RH; our plans and expectations regarding the introduction of RH Media; our belief that our global expansion plans multiplies the market opportunity to $7 to $10 trillion; our belief that no one is better positioned than RH to create an ecosystem that makes taste inclusive, and by doing so, elevating and rendering our way of life more valuable; and any statements or assumptions underlying any of the foregoing.

You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “short-term,” “non-recurring,” “one-time,” “unusual,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements are subject to risk and uncertainties that may cause actual results to differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors and it is impossible for us to anticipate all factors that could affect our actual results. Matters that we identify as “short-term,” “non-recurring,” “unusual,” “one-time,” or other words and terms of similar meaning may, in fact, not be short term and may recur in one or more future financial reporting periods. We cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect, or that future developments affecting us will be those that we have anticipated. All discussions of new developments are subject to inherent uncertainty as to timing and the manner in which a new development may ultimately be launched including that certain new concepts may be canceled prior to introduction. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, risks related to our dependence on key personnel and any changes in key personnel; successful implementation of our growth strategy; uncertainties in the current and long-term performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; decisions concerning the allocation of capital including the extent to which we repurchase additional shares of our common stock which will affect shares outstanding and EPS; factors affecting our outstanding indebtedness; our ability to anticipate consumer preferences and buying trends, and maintain our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking including international expansion, our real estate and Gallery development strategy and our expansion into new business areas such as hospitality; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; risks related to our sourcing and supply chain including our dependence on imported

6	FOURTH QUARTER AND FISCAL 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

products produced by foreign manufacturers and risks related to importation of such products; risks related to the operations of our vendors; risks related to tariffs; risks related to the impact of COVID on our business; and those other risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s Annual Report on Form 10-K most recently filed with the Securities and Exchange Commission (“SEC”), and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. You should not place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date on which we make it. RH expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such forward-looking statements to reflect any change in its expectations with regard thereto, whether as a result of new information or any changes in the events, conditions or circumstances on which any such forward-looking statement is based except as required by law. All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements, as well as other cautionary statements. You should evaluate all forward-looking statements made in this release in the context of these risks and uncertainties.

7	FOURTH QUARTER AND FISCAL 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	THREE MONTHS ENDED				YEAR ENDED
	FEBRUARY 3,	% OF NET	JANUARY 28,	% OF NET	FEBRUARY 3,	% OF NET	JANUARY 28,	% OF NET
	2024	REVENUES	2023	REVENUES	2024	REVENUES	2023	REVENUES

	(dollars in thousands, except per share amounts)
Net revenues	$738,260	100.0%	$772,499	100.0%	$3,029,126	100.0%	$3,590,477	100.0%
Cost of goods sold	417,309	56.5	403,093	52.2	1,640,107	54.1	1,778,492	49.5
Gross profit	320,951	43.5	369,406	47.8	1,389,019	45.9	1,811,985	50.5
Selling, general and administrative expenses	256,696	34.8	257,201	33.3	1,022,948	33.8	1,089,828	30.4
Income from operations	64,255	8.7	112,205	14.5	366,071	12.1	722,157	20.1
Other expenses
Interest expense—net	59,418	8.1	34,674	4.4	198,296	6.6	113,210	3.2
Loss on extinguishment of debt	—	—	—	—	—	—	169,578	4.7
Other (income) expense—net	(3,388)	(0.5)	(4,811)	(0.6)	1,078	—	30	—
Total other expenses	56,030	7.6	29,863	3.8	199,374	6.6	282,818	7.9
Income before income taxes and equity method investments	8,225	1.1	82,342	10.7	166,697	5.5	439,339	12.2
Income tax expense (benefit)	(6,354)	(0.9)	(20,491)	(2.6)	28,261	0.9	(91,358)	(2.6)
Income before equity method investments	14,579	2.0	102,833	13.3	138,436	4.6	530,697	14.8
Share of equity method investments (income) loss	3,198	0.5	(4,063)	(0.5)	10,875	0.4	2,055	0.1
Net income	$11,381	1.5%	$106,896	13.8%	$127,561	4.2%	$528,642	14.7%
Weighted-average shares used in computing basic net income per share	18,268,580		23,326,866		19,880,576		23,523,065
Basic net income per share	$0.62		$4.58		$6.42		$22.47
Weighted-average shares used in computing diluted net income per share	19,902,470		25,406,728		21,600,478		26,561,988
Diluted net income per share	$0.57		$4.21		$5.91		$19.90

T-1	FOURTH QUARTER AND FISCAL 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	FEBRUARY 3,	JANUARY 28,
	2024	2023

	(in thousands)
ASSETS
Cash, cash equivalents and restricted cash	$123,688	$1,511,763
Merchandise inventories	754,126	801,841
Other current assets	224,088	199,060
Total current assets	1,101,902	2,512,664
Property and equipment—net	1,685,858	1,635,984
Operating lease right-of-use assets	625,801	527,246
Goodwill and intangible assets	216,960	215,681
Equity method investments	128,668	101,468
Deferred tax assets and other non-current assets	384,708	316,246
Total assets	$4,143,897	$5,309,289
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities
Accounts payable and accrued expenses	$366,585	$374,949
Deferred revenue and customer deposits	282,812	325,754
Convertible senior notes due 2023	—	1,696
Convertible senior notes due 2024—net	41,835	—
Other current liabilities	181,636	183,574
Total current liabilities	872,868	885,973
Asset based credit facility	—	—
Term loan B—net	1,919,885	1,936,529
Term loan B-2—net	468,696	469,245
Real estate loans—net	17,766	17,909
Convertible senior notes due 2024—net	—	41,724
Non-current operating lease liabilities	576,166	505,809
Non-current finance lease liabilities	566,829	653,050
Deferred tax liabilities and other non-current obligations	19,081	14,389
Total liabilities	4,441,291	4,524,628
Stockholders’ equity (deficit)	(297,394)	784,661
Total liabilities and stockholders’ equity (deficit)	$4,143,897	$5,309,289

T-2	FOURTH QUARTER AND FISCAL 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	YEAR ENDED
	FEBRUARY 3,	JANUARY 28,
	2024	2023

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$127,561	$528,642
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash operating lease cost and finance lease interest expense	120,521	107,236
Depreciation and amortization	118,989	108,588
Deferred income taxes	25,266	(91,988)
Stock-based compensation expense	39,384	43,546
Non-cash compensation for consolidated variable interest entities	—	4,470
Asset impairments	8,339	24,186
Loss on extinguishment of debt	—	169,578
Share of equity method investments loss	10,875	2,055
Other non-cash items	7,362	5,809
Change in assets and liabilities:
Merchandise inventories	47,274	(77,193)
Prepaid expenses and other assets	(65,658)	(102,521)
Landlord assets under construction—net of tenant allowances	(25,368)	(51,369)
Deferred revenue and customer deposits	(42,974)	(62,086)
Other changes in assets and liabilities	(169,357)	(205,266)
Net cash provided by operating activities	202,214	403,687
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(269,356)	(173,642)
Equity method investments	(38,075)	(2,713)
Proceeds from sale of asset	—	5,287
Net cash used in investing activities	(307,431)	(171,068)
CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings (repayments) under term loans	(25,000)	478,750
Net borrowings (repayments) under real estate loans	(26)	15,990
Repayment under convertible senior notes repurchase obligation	—	(395,372)
Debt issuance costs	—	(28,069)
Repayments of convertible senior notes	(1,696)	(13,064)
Proceeds from termination of convertible senior note hedges	—	231,796
Payments for termination of common stock warrants	—	(390,934)
Repurchases of common stock—inclusive of excise taxes paid	(1,252,899)	(1,000,000)
Proceeds from exercise of stock options	12,122	231,297
Other financing activities	(15,532)	(32,871)
Net cash used in financing activities	(1,283,031)	(902,477)
Effects of foreign currency exchange rate translation	173	(243)
Net decrease in cash and cash equivalents, restricted cash and restricted cash equivalents	(1,388,075)	(670,101)
Cash and cash equivalents, restricted cash and restricted cash equivalents
Beginning of period—cash and cash equivalents	1,508,101	2,177,889
Beginning of period—restricted cash	3,662	—
Beginning of period—restricted cash equivalents (acquisition related escrow deposits)	—	3,975
Beginning of period—cash and cash equivalents, restricted cash and restricted cash equivalents	$1,511,763	$2,181,864

End of period—cash and cash equivalents	123,688	1,508,101
End of period—restricted cash	—	3,662
End of period—cash and cash equivalents and restricted cash	$123,688	$1,511,763

T-3	FOURTH QUARTER AND FISCAL 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF FREE CASH FLOW

(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	FEBRUARY 3,	JANUARY 28,	FEBRUARY 3,	JANUARY 28,
	2024	2023	2024	2023

	(in thousands)
Net cash provided (used in) by operating activities	$(113,958)	$67,666	$202,214	$403,687
Capital expenditures	(137,516)	(63,967)	(269,356)	(173,642)
Free cash flow(1)(2)	(251,474)	3,699	(67,142)	230,045
Proceeds from sale of asset	—	—	—	5,287
Adjusted free cash flow(1)(3)	$(251,474)	$3,699	$(67,142)	$235,332
(1)	Free cash flow and adjusted free cash flow are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP and are included in this shareholder letter because we believe that these measures provide useful information to our senior leadership team and investors in understanding the strength of our liquidity and our ability to generate additional cash from our business operations. Free cash flow and adjusted free cash flow should not be considered in isolation or as an alternative to cash flows from operations calculated in accordance with GAAP, and should be considered alongside our other liquidity performance measures that are calculated in accordance with GAAP, such as net cash provided by operating activities and our other GAAP financial results. Our senior leadership team uses these non-GAAP financial measures in order to have comparable financial results for the purpose of analyzing changes in our underlying business from quarter to quarter. Our measures of free cash flow and adjusted free cash flow are not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.
(2)	We define free cash flow as net cash provided by (used in) operating activities less capital expenditures.
(3)	We define adjusted free cash flow as free cash flow plus proceeds from sale of asset.

T-4	FOURTH QUARTER AND FISCAL 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF ADJUSTED CAPITAL EXPENDITURES

(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	FEBRUARY 3,	JANUARY 28,	FEBRUARY 3,	JANUARY 28,
	2024	2023	2024	2023

	(in thousands)
Capital expenditures	$137,516	$63,967	$269,356	$173,642
Landlord assets under construction—net of tenant allowances	6,751	7,989	25,368	51,369
Adjusted capital expenditures(1)(2)	$144,267	$71,956	$294,724	$225,011
(1)	Adjusted capital expenditures is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted capital expenditures as capital expenditures from investing activities and cash outflows of capital related to construction activities to design and build landlord-owned leased assets, net of tenant allowances received during the construction period. Adjusted capital expenditures is included in this shareholder letter because our senior leadership team believes that adjusted capital expenditures provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted capital expenditures is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.
(2)	Landlord tenant allowances received under finance leases subsequent to lease commencement are reflected as a reduction to principal payments under finance leases within financing activities on the consolidated statements of cash flows and are excluded from our calculation of adjusted capital expenditures. We received landlord tenant allowances under finance leases subsequent to lease commencement of $2.4 million and $4.7 million for the year ended February 3, 2024 and January 28, 2023, respectively. We received landlord tenant allowances under finance leases subsequent to lease commencement of $0.5 million for the three months ended January 28, 2023 and did not receive any such tenant allowances in the three months ended February 3, 2024.

T-5	FOURTH QUARTER AND FISCAL 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME

(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	FEBRUARY 3,	JANUARY 28,	FEBRUARY 3,	JANUARY 28,
	2024	2023	2024	2023

	(in thousands)
GAAP net income	$11,381	$106,896	$127,561	$528,642
Adjustments (pre-tax):
Cost of goods sold:
Asset impairments(1)	—	—	—	10,926
Selling, general and administrative expenses:
Non-cash compensation(2)	2,113	3,757	9,640	18,072
Legal settlements(3)	500	—	8,500	(4,188)
Reorganization related costs(4)	—	—	7,621	—
Asset impairments(1)	—	5,106	3,531	13,260
Recall accrual(5)	—	—	(1,576)	560
Employer payroll taxes on option exercises(6)	—	2,675	—	14,392
Professional fees(7)	—	—	—	7,469
Non-cash compensation related to consolidated VIEs(8)	—	4,470	—	4,470
Compensation settlements(9)	—	—	—	3,483
Gain on sale of building and land(10)	—	—	—	(775)
Other expenses:
Loss on extinguishment of debt(11)	—	—	—	169,578
Gain on derivative instruments—net(12)	—	—	—	(1,724)
Subtotal adjusted items	2,613	16,008	27,716	235,523
Impact of income tax items(13)	(2,919)	(46,062)	(18,787)	(237,683)
Share of equity method investments (income) loss(14)	3,198	(4,063)	10,875	2,055
Adjusted net income(15)	$14,273	$72,779	$147,365	$528,537
(1)	The adjustment in the year ended February 3, 2024 includes impairment of property and equipment of $2.2 million to selling, general and administrative expenses related to the interior refresh of our Design Galleries, as well as impairment of a loan receivable of $1.3 million. The adjustment in the year ended January 28, 2023 represents inventory impairment to cost of goods sold. The adjustment to selling, general and administrative expenses in the three months ended January 28, 2023 represents impairment related to property and equipment of Galleries under construction. The adjustment to selling, general and administrative expenses in the year ended January 28, 2023 includes asset impairment related to property and equipment of Galleries under construction of $12 million, as well as lease impairment of $1.0 million due to the early exit of a leased facility.
(2)	Represents the amortization of the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020.
(3)	The adjustments in the three months and year ended February 3, 2024 represent certain legal settlements associated with class action litigation matters. The adjustment in the year ended January 28, 2023 represents a favorable legal settlement associated with a lease agreement.
(4)	Represents severance costs and related payroll taxes associated with a reorganization.
(5)	The adjustment in the year ended February 3, 2024 represents accrual adjustments related to product recall charges. The adjustment in the year ended January 28, 2023 represents charges associated with product recalls.

T-6	FOURTH QUARTER AND FISCAL 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

(6)	Represents employer payroll tax expense related to the option exercises by Mr. Friedman in the year ended January 28, 2023.
(7)	Represents professional fees contingent upon the completion of certain transactions related to the 2023 Notes and 2024 Notes, including bond hedge terminations and warrant and convertible senior notes repurchase.
(8)	Represents non-cash compensation attributed to the noncontrolling interest holder of our consolidated real estate joint ventures in the year ended January 28, 2023 based on the fair value of the noncontrolling interests upon the closing of such joint venture transactions.
(9)	Represents compensation settlements related to the Rollover Units and Profit Interest Units in the Waterworks subsidiary.
(10)	Represents gain on sale of building and land.
(11)	Represents a loss on extinguishment of debt related to the repurchase of $237 million of principal value of convertible senior notes, inclusive of the acceleration of amortization of debt issuance costs of $1.3 million.
(12)	Represents net gain on derivative instruments resulting from certain transactions related to the 2023 Notes and 2024 Notes, including bond hedge terminations and warrant and convertible senior notes repurchase.
(13)	We exclude the GAAP tax provision and apply a non-GAAP tax provision based upon (i) adjusted pre-tax net income, (ii) the projected annual adjusted tax rate and (iii) the exclusion of material discrete tax items that are unusual or infrequent, such as tax benefits related to the option exercises by Mr. Friedman in the year ended January 3, 2023 and the Federal Rehabilitation Tax Credit related to the San Francisco Design Gallery in the year ended February 3, 2024. The adjustments for the three months ended February 3, 2024 and January 28, 2023 are based on adjusted tax rates of (31.7)% and 26.0%, respectively. The adjustments for the year ended February 3, 2024 and January 28, 2023 are based on adjusted tax rates of 24.2% and 21.7%, respectively.
(14)	Represents our proportionate share of the income or loss of our equity method investments.
(15)	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income is included in this shareholder letter because our senior leadership team believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted net income is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

T-7	FOURTH QUARTER AND FISCAL 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF DILUTED NET INCOME PER SHARE TO
ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	FEBRUARY 3,	JANUARY 28,	FEBRUARY 3,	JANUARY 28,
	2024(1)	2023(1)	2024(1)	2023(2)
Diluted net income per share	$0.57	$4.21	$5.91	$19.90
Pro forma diluted net income per share(3)	$0.58	$4.23	$5.95	$20.07
Per share impact of adjustments (pre-tax)(4):
Non-cash compensation	0.10	0.15	0.45	0.69
Legal settlements	0.03	—	0.39	(0.16)
Reorganization related costs	—	—	0.36	—
Asset impairments	—	0.20	0.16	0.92
Recall accrual	—	—	(0.07)	0.02
Loss on extinguishment of debt	—	—	—	6.44
Employer payroll taxes on option exercises	—	0.11	—	0.55
Professional fees	—	—	—	0.28
Non-cash compensation related to consolidated VIEs	—	0.17	—	0.17
Compensation settlements	—	—	—	0.13
Gain on derivative instruments—net	—	—	—	(0.07)
Gain on sale of building and land	—	—	—	(0.03)
Subtotal adjusted items	0.13	0.63	1.29	8.94
Impact of income tax items(4)	(0.15)	(1.82)	(0.88)	(9.02)
Share of equity method investments (income) loss(4)	0.16	(0.16)	0.51	0.07
Adjusted diluted net income per share(5)	$0.72	$2.88	$6.87	$20.06
(1)	For the three months and year ended February 3, 2024 and for the three months ended January 28, 2023, we incurred dilution for the principal of the convertible senior notes assuming the if-converted method. For non-GAAP purposes, our adjusted diluted shares outstanding calculation excludes the dilutive impact of the principal value of the convertible senior notes since we have the intent and ability to settle the principal value of such notes in cash.
(2)	For the year ended January 28, 2023 for GAAP purposes, we incurred dilution for the principal of the convertible senior notes assuming the if-converted method. For non-GAAP purposes, our adjusted diluted shares outstanding calculation excludes (i) the dilutive impact of the principal value of the convertible senior notes since we have the intent and ability to settle the principal value of such notes in cash and (ii) the dilutive impact of the convertible senior notes between $193.65 and $309.84 for the 2023 Notes and between $211.40 and $338.24 for the 2024 Notes, based on the bond hedge contracts that were in place and would have delivered shares to offset dilution in these ranges through the termination date of such contracts in the first quarter of fiscal 2022. Our adjusted diluted shares outstanding calculation includes the dilutive impact of stock prices in excess of $309.84 for the 2023 Notes and $338.24 for the 2024 Notes through the termination dates of the related bond hedge contracts in the first quarter of fiscal 2022, as we would have had an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.
(3)	Pro forma diluted net income per share for the three months ended February 3, 2024 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 19,745,302, which excludes dilution of 157,168 shares related to the 2024 Notes. Pro forma diluted net income per share for the year ended February 3, 2024 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 21,451,489, which excludes dilution of 148,989 shares related to the 2023 Notes and 2024 Notes.

Pro forma diluted net income per share for the three months ended January 28, 2023 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 25,248,986, which excludes dilution of 157,742 shares related to the 2023 Notes and 2024 Notes. Pro forma diluted net income per share for the year ended January 28, 2023 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 26,344,548, which excludes dilution of 217,440 shares related to the 2023 Notes and 2024 Notes.

(4)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.

T-8	FOURTH QUARTER AND FISCAL 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

(5)	Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by our pro forma share count. Adjusted diluted net income per share is included in this shareholder letter because our senior leadership team believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted diluted net income per share is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

T-9	FOURTH QUARTER AND FISCAL 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT

(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	FEBRUARY 3,	JANUARY 28,	FEBRUARY 3,	JANUARY 28,
	2024	2023	2024	2023

	(dollars in thousands)
Gross profit	$320,951	$369,406	$1,389,019	$1,811,985
Asset impairments(1)	—	—	—	10,926
Adjusted gross profit(2)	$320,951	$369,406	$1,389,019	$1,822,911
Net revenues	$738,260	$772,499	$3,029,126	$3,590,477
Gross margin(3)	43.5%	47.8%	45.9%	50.5%
Adjusted gross margin(3)	43.5%	47.8%	45.9%	50.8%
(1)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(2)	Adjusted gross profit is a supplemental measure of financial performance that are not required by, or presented in accordance with, GAAP. We define adjusted gross profit as consolidated gross profit, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted gross profit is included in this shareholder letter because our senior leadership team believes that adjusted gross profit provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.
(3)	We define gross margin as gross profit divided by net revenues. We define adjusted gross margin as adjusted gross profit divided by net revenues.

T-10	FOURTH QUARTER AND FISCAL 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO
ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	FEBRUARY 3,	JANUARY 28,	FEBRUARY 3,	JANUARY 28,
	2024	2023	2024	2023

	(dollars in thousands)
Selling, general and administrative expenses	$256,696	$257,201	$1,022,948	$1,089,828
Non-cash compensation(1)	(2,113)	(3,757)	(9,640)	(18,072)
Legal settlements(1)	(500)	—	(8,500)	4,188
Reorganization related costs(1)	—	—	(7,621)	—
Asset impairments(1)	—	(5,106)	(3,531)	(13,260)
Recall accrual(1)	—	—	1,576	(560)
Employer payroll taxes on option exercises(1)	—	(2,675)	—	(14,392)
Professional fees(1)	—	—	—	(7,469)
Non-cash compensation related to consolidated VIEs(1)	—	(4,470)	—	(4,470)
Compensation settlements(1)	—	—	—	(3,483)
Gain on sale of building and land(1)	—	—	—	775
Adjusted selling, general and administrative expenses(2)	$254,083	$241,193	$995,232	$1,033,085
Net revenues	$738,260	$772,499	$3,029,126	$3,590,477
Selling, general and administrative expenses margin(3)	34.8%	33.3%	33.8%	30.4%
Adjusted selling, general and administrative expenses margin(3)	34.4%	31.2%	32.9%	28.8%
(1)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(2)	Adjusted selling, general and administrative expenses is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted selling, general and administrative expenses as consolidated selling, general and administrative expenses, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted selling, general and administrative expenses is included in this shareholder letter because our senior leadership team believes that adjusted selling, general and administrative expenses provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted selling, general and administrative expenses is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.
(3)	We define selling, general and administrative expenses margin as selling, general and administrative expenses divided by net revenues. We define adjusted selling, general and administrative expenses margin as adjusted selling, general and administrative expenses divided by net revenues.

T-11	FOURTH QUARTER AND FISCAL 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET INCOME TO OPERATING INCOME
AND ADJUSTED OPERATING INCOME

(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	FEBRUARY 3,	JANUARY 28,	FEBRUARY 3,	JANUARY 28,
	2024	2023	2024	2023

	(dollars in thousands)
Net income	$11,381	$106,896	$127,561	$528,642
Income tax expense (benefit)	(6,354)	(20,491)	28,261	(91,358)
Interest expense—net	59,418	34,674	198,296	113,210
Loss on extinguishment of debt	—	—	—	169,578
Share of equity method investments (income) loss	3,198	(4,063)	10,875	2,055
Other (income) expense—net	(3,388)	(4,811)	1,078	30
Operating income	64,255	112,205	366,071	722,157
Non-cash compensation(1)	2,113	3,757	9,640	18,072
Legal settlements(1)	500	—	8,500	(4,188)
Reorganization related costs(1)	—	—	7,621	—
Asset impairments(1)	—	5,106	3,531	24,186
Recall accrual(1)	—	—	(1,576)	560
Employer payroll taxes on option exercises(1)	—	2,675	—	14,392
Professional fees(1)	—	—	—	7,469
Non-cash compensation related to consolidated VIEs(1)	—	4,470	—	4,470
Compensation settlements(1)	—	—	—	3,483
Gain on sale of building and land(1)	—	—	—	(775)
Adjusted operating income(2)	$66,868	$128,213	$393,787	$789,826
Net revenues	$738,260	$772,499	$3,029,126	$3,590,477
Operating margin(3)	8.7%	14.5%	12.1%	20.1%
Adjusted operating margin(3)	9.1%	16.6%	13.0%	22.0%
(1)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(2)	Adjusted operating income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted operating income as consolidated operating income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted operating income is included in this shareholder letter because our senior leadership team believes that adjusted operating income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted operating income is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

T-12	FOURTH QUARTER AND FISCAL 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

(3)	We define operating margin as operating income divided by net revenues. We define adjusted operating margin as adjusted operating income divided by net revenues. We are not able to provide a reconciliation of our adjusted operating margin financial guidance or other non-GAAP financial guidance to the corresponding GAAP measure without unreasonable effort because of the uncertainty and variability of the nature and amount of the non-recurring and other items that are excluded from such non-GAAP financial measures. Such adjustments in future periods are generally expected to be similar to the kinds of charges excluded from such non-GAAP financial measure in prior periods. The exclusion of these charges and costs in future periods could have a significant impact on our non-GAAP financial measures.

T-13	FOURTH QUARTER AND FISCAL 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	FEBRUARY 3,	JANUARY 28,	FEBRUARY 3,	JANUARY 28,
	2024	2023	2024	2023

	(dollars in thousands)
Net income	$11,381	$106,896	$127,561	$528,642
Depreciation and amortization	34,629	28,828	118,989	108,588
Interest expense—net	59,418	34,674	198,296	113,210
Income tax expense (benefit)	(6,354)	(20,491)	28,261	(91,358)
EBITDA(1)	99,074	149,907	473,107	659,082
Non-cash compensation(2)	10,844	9,819	39,382	43,544
Share of equity method investments (income) loss(3)	3,198	(4,063)	10,875	2,055
Legal settlements(3)	500	—	8,500	(4,188)
Capitalized cloud computing amortization(4)	2,566	1,766	8,400	6,566
Reorganization related costs(3)	—	—	7,621	—
Asset impairments(3)	—	5,106	3,531	24,186
Other (income) expense—net(5)	(3,388)	(4,811)	1,078	30
Recall accrual(3)	—	—	(1,576)	560
Loss on extinguishment of debt(3)	—	—	—	169,578
Employer payroll taxes on option exercises(3)	—	2,675	—	14,392
Professional fees(3)	—	—	—	7,469
Non-cash compensation related to consolidated VIEs(3)	—	4,470	—	4,470
Compensation settlements(3)	—	—	—	3,483
Gain on sale of building and land(3)	—	—	—	(775)
Adjusted EBITDA(1)	$112,794	$164,869	$550,918	$930,452
Net revenues	$738,260	$772,499	$3,029,126	$3,590,477
EBITDA margin(6)	13.4%	19.4%	15.6%	18.4%
Adjusted EBITDA margin(6)	15.3%	21.3%	18.2%	25.9%
(1)	EBITDA and adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as consolidated net income before depreciation and amortization, interest expense—net and income tax expense (benefit). Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of non-cash compensation, as well as certain non-recurring and other items that we do not consider representative of our underlying operating performance. EBITDA and adjusted EBITDA are included in this shareholder letter because our senior leadership team believes that these metrics provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measures of EBITDA and adjusted EBITDA are not necessarily comparable to other similarly titled captions for other companies due to different methods of calculation.
(2)	Represents non-cash compensation related to equity awards granted to employees, including the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020.
(3)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(4)	Represents amortization associated with capitalized cloud computing costs.

T-14	FOURTH QUARTER AND FISCAL 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

(5)	The adjustment for the three months ended February 3, 2024 and January 28, 2023 includes a foreign exchange gain from the remeasurement of intercompany loans with subsidiaries in Switzerland and the United Kingdom of $2.8 million and $3.2 million, respectively, as well as favorable exchange rate changes affecting foreign currency denominated transactions of $0.6 million and $1.6 million, respectively, primarily between the U.S. dollar as compared to Euro and Pound Sterling.

The adjustment for the year ended February 3, 2024 and January 28, 2023 includes a loss of $2.5 million and a gain of $0.4 million, respectively,  related to exchange rate changes affecting foreign currency denominated transactions, primarily between the U.S. dollar as compared to Euro and Pound Sterling, as well as a foreign exchange gain of $1.4 million and a loss of $2.2 million, respectively, from the remeasurement of intercompany loans with subsidiaries in Switzerland and the United Kingdom. In addition, the adjustment for the year ended January 28, 2023 includes a net gain on derivative instruments of $1.7 million, resulting from the completion of certain transactions related to the 2023 Notes and 2024 Notes, including bond hedge terminations and warrant and convertible senior notes repurchases.

(6)	We define EBITDA margin as EBITDA divided by net revenues. We define adjusted EBITDA margin as adjusted EBITDA divided by net revenues.

T-15	FOURTH QUARTER AND FISCAL 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF TOTAL DEBT, TOTAL NET DEBT

AND RATIO OF TOTAL NET DEBT TO ADJUSTED EBITDA

(Unaudited)

	FEBRUARY 3,	INTEREST
	2024	RATE(1)
	(dollars in thousands)
Asset based credit facility	$—	6.68%
Term loan B(2)	1,955,000	7.95%
Term loan B-2(2)	493,750	8.68%
Convertible senior notes due 2024(2)	41,904	0.00%
Notes payable for share repurchases	315	4.14%
Total debt	2,490,969
Cash and cash equivalents	(123,688)
Total net debt(3)	$2,367,281
Adjusted EBITDA(4)	$550,918
Ratio of total net debt to adjusted EBITDA(4)	4.3
(1)	The interest rates for the asset based credit facility, term loans and notes payable for share repurchases represent the weighted-average interest rates as of February 3, 2024.
(2)	Amounts exclude discounts upon original issuance and third-party offering and debt issuance costs.
(3)	Net debt excludes non-recourse real estate loans of $18 million related to our consolidated variable interest entities from our joint venture activities. These real estate loans are secured by the assets of such entities and the associated creditors do not have recourse against RH’s general assets.
(4)	The ratio of total net debt to adjusted EBITDA is calculated by dividing total net debt by adjusted EBITDA. Refer to table titled “Reconciliation of Net Income to EBITDA and Adjusted EBITDA” and the related footnotes for definitions of EBITDA and adjusted EBITDA.

T-16	FOURTH QUARTER AND FISCAL 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER